Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto to Offer $200 Million Convertible Senior Notes

NEWPORT BEACH, Calif. – April 10, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today announced its intention to offer $200 million principal amount of Convertible Senior Notes due 2012 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The company expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $30 million of the notes, to cover over-allotments.

The notes, which will pay interest semi-annually, will be convertible upon the occurrence of specified events into cash, shares of TriZetto common stock, or a combination of cash and shares of common stock, at TriZetto’s option.

TriZetto expects to use a portion of the proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions that it expects to enter into concurrently with the offering. These “call spread overlay” transactions are intended to reduce the potential dilution to TriZetto’s common stockholders upon any conversion of the notes. If the initial purchasers exercise their option to purchase additional notes, TriZetto expects to use a portion of the proceeds from the sale of the additional notes to enter into additional convertible note hedge and warrant transactions.

TriZetto intends to use the net proceeds for working capital and certain other purposes, including repayment of debt, repurchase of TriZetto common stock or acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered.

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com